Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-221131 on Form S-8 of our report dated March 8, 2018, relating to the consolidated financial statements and financial statement schedule of National Vision Holdings, Inc. appearing in this Annual Report on Form 10-K of National Vision Holdings, Inc. for the year ended December 30, 2017.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 8, 2018